EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

___________	Email: harttrinen@aol.com
Facsimile: (303) 839-5414

(303) 839-0061

March 3, 2023

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

This letter will constitute an opinion upon the legality of the sale by Flexible Solutions International Inc., an Alberta, Canada corporation, of up to 1,500,000 shares of the Company’s common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of Alberta, Canada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and non-assessable.

Very truly yours,

HART & HART

By	/s/ William T. Hart
William T. Hart